SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Town Sports International Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	20-0640002
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Penn Plaza (4th Floor) New York, New York	10001
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On December 31, 2014, the Board of Directors of Town Sports International Holdings, Inc. (the “Company”) declared a dividend of one preferred share purchase right (each a “Right”), payable on January 12, 2015, for each share of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company outstanding on January 12, 2015 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of December 31, 2014, between the Company and Computershare Inc., as Rights Agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Company at a price of $15 per one one-thousandth of share of Preferred Stock represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is attached hereto as Exhibit 4.1 and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on January 2, 2015 and is qualified in its entirety by reference to the full text of the Rights Agreement.

ITEM 2 EXHIBITS.

The documents listed below are filed as an Exhibit to this Registration Statement.

Exhibit	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of the Delaware on January 2, 2015, (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated January 2, 2015).

4.1	Rights Agreement, dated as of December 31, 2014, between Town Sports International Holdings, Inc. and Computershare Inc., as Rights Agent, including the form of Certificate of Designations as Exhibit A, the form of Rights Certificate as Exhibit B and the form of Summary of Rights to Purchase Preferred Stock as Exhibit C (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 2, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.

By:	/s/ David M. Kastin

Name:	David M. Kastin
Title:	Senior Vice President, General Counsel and Corporate Secretary

Dated: January 2, 2015

EXHIBIT INDEX

Exhibit	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of the Delaware on January 2, 2015, (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated January 2, 2015.

4.1	Rights Agreement, dated as of December 31, 2014, between Town Sports International Holdings, Inc. and Computershare Inc., as Rights Agent, including the form of Certificate of Designations as Exhibit A, the form of Rights Certificate as Exhibit B and the form of Summary of Rights to Purchase Preferred Stock as Exhibit C (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated January 2, 2015.